Exhibit 10

AMENDMENT NUMBER ONE

AMENDED AND RESTATED SEVERANCE AGREEMENT

WHEREAS, Patapsco Bank (the “Bank”) and [name] (the “Employee”) entered into an amended and restated severance agreement on [date] (the “Agreement”); and

WHEREAS, the Bank and the Employee desire to amend the Agreement in order for it to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the relations and guidance issued with respect to Section 409A of the Code.

NOW, THEREFORE, it is AGREED that effective as of [date] the Agreement is amended as follows:

Section 1(b) of the Agreement shall be deleted and replaced in its entirety with the following new Section 1(b):

“(b) Change in Control; Termination for Good Reason. Notwithstanding any other provision of this Agreement to the contrary, with advance written notice to the Bank as provided for below, the Employee may terminate his employment under this Agreement for Good Reason within twenty-four (24) months of a Change in Control (as defined in paragraph (a)(4) of this Section 1, and the Employee shall thereupon be entitled to receive the payment described in Sections 1(a)(1) and 1(a)(2) of this Agreement. For purposes of this Agreement, a voluntary termination by the Employee shall be considered a termination with Good Reason if the conditions stated in both clauses (1) and (2) are satisfied—

(1) a voluntary termination by the Employee shall be considered a voluntary termination with Good Reason if any of the following occur without the Employee’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Employee’s advance written consent—

(i) a material diminution of the Employee’s base compensation,

(ii) a material diminution of the Employee’s authority, duties, or responsibilities,

(iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, or

(iv) a requirement that the Employee move his personal residence of or perform his principal executive functions by more than fifteen (15) linear miles from his primary office.

(2) the Employee must give notice to the Bank of the existence of one or more of the conditions described in clause (1) within ninety (90) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition.”

The Agreement shall be amended by adding the following new Section 9:

“9. Internal Revenue Code Section 409A. The Bank and the Employee intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall be applied in a manner consistent with those requirements, despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Employee to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Employee to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.”

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement as of the date written above.

ATTEST:	THE PATAPSCO BANK

By:
Secretary	Its President & Chief Executive Officer

WITNESS:	EMPLOYEE

[name]